Exhibit 99.2

FOR IMMEDIATE RELEASE

Company Contacts:
Jacquie Ross	Celine Allée
Investor Relations	Publich Relations
408-863-2917	408-863-2916
jross@borland.com	celine.allee@borland.com

Doug Barre, Borland Chief Operating Officer to Retire

SCOTTS VALLEY, Calif.—October 15, 2003—Borland Software Corporation (Nasdaq NM: BORL) today announced that Doug Barre, 58, chief operating officer at Borland will retire to spend more time with his family. As he prepares for retirement, Barre will assume an advisory role working on special enterprise projects. In this position, Barre will work with the newly appointed senior vice president of worldwide sales, Matt Thompson,* and other members of the Borland executive management team to facilitate a smooth transition.

“For more than three years, Doug has worked tirelessly not only as our chief operating officer, but also as an integral member of our executive management team,” said Dale L. Fuller, president and CEO of Borland. “All of us at Borland owe Doug a tremendous debt of gratitude for his service to the company. His wisdom, passion, vision, and personal commitment have helped establish a great team here at Borland as we move further ahead with our application lifecycle management strategy. He will be greatly missed both personally and professionally.”

“It has been a great privilege to have been part of a company that has one of the best known brands in the software industry that offers a rich technical heritage,” commented Barre. “I have greatly enjoyed my tenure and leave on a high note as Borland forges further ahead with its application lifecycle management strategy. I look forward to entering retirement and spending more time with my wife and children.”

Barre joined Borland in May 2000 as chief operating officer. Prior to joining Borland, Barre held senior management positions at Compuware Corporation, Bell Mobility, AT&T/Cantel, Imperial Oil Ltd. and Texaco Canada, Inc.

*Note to Editors Please see related announcement, “Borland Appoints New Senior Vice President of Worldwide Sales,” also distributed today.

About Borland

Borland Software Corporation (Nasdaq NM: BORL) is a world leader in platform independent software development and deployment solutions that are designed to accelerate the entire application development lifecycle. By connecting managers, testers, designers, developers, and implementers in real time, Borland enables enterprises worldwide to define and sustain their competitive advantage. For more information, visit: http://www.borland.com or the Borland Developer Network at http://bdn.borland.com.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

###